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                                                                      Exhibit FF

                          WRITTEN CONSENT RELATING TO
                       SALE AND PURCHASE OF COMMON STOCK

     WHEREAS, the undersigned party (the "Transferor") to the Shareholders' Agreement, dated as of May 7, 1999, among The Goldman Sachs Group, Inc. (the "Company") and the Covered Persons listed on Appendix A thereto, as amended from time to time (the "Shareholders' Agreement"), has proposed selling in one or more transactions (each, a "Sale") shares (the "Sold Shares") of common stock, par value $.01 per share (the "Common Stock"), of the Company for cash on the New York Stock Exchange, and purchasing in one or more transactions (each, a "Purchase") shares of Common Stock (the "Repurchased Shares") for cash on the New York Stock Exchange, in each case, in an aggregate amount described in the Sale and Repurchase Instructions to be provided by the Transferor to the Company and/or any of its affiliates (the "Instructions").

     NOW, THEREFORE, in consideration of the waiver to be granted by the Shareholders' Committee (as defined in the Shareholders' Agreement) to permit the Sales, the Transferor hereby agrees, represents and warrants as follows:

1. The Transferor hereby authorizes the Company or any of its affiliates, including but not limited to Goldman Sachs (Japan) Ltd. ("GSJL", and with the Company and its affiliates, the "Companies"), to (i) effect the Sales of the Sold Shares for the account of the Transferor and (ii) effect the Purchases of the Repurchased Shares for the account of the Transferor using the proceeds of the Sales (the "Proceeds") and, if necessary, with additional funds from the brokerage account specified in the Instructions (the "Current Account"). The Transferor agrees to reimburse the Companies for all expenses incurred in connection with any Sales and Purchases to the extent not covered by Proceeds, and authorizes the Companies to debit the Current Account to effect the Purchases and pay all commissions, taxes and other fees. The time, number of shares and price of each Sale and Purchase shall be in the sole discretion of the Companies.

2. The Repurchased Shares will be subject to the same restrictions on transfer, as set forth under the caption "PLP Restrictions" in Section 7 of the Plan of Incorporation (as defined in the Shareholders' Agreement), that applied to the Sold Shares immediately prior to the Sales; provided, however, that the difference between the number of Sold Shares and the number of Repurchased Shares shall first be deemed a reduction in the number of shares subject to the restrictions set forth in the second bullet point under the caption "PLP Restrictions", and then, to the extent of any remaining difference, shall be deemed a reduction in the number of shares subject to the restrictions set forth in the third bullet point under such caption.

3. The Repurchased Shares shall be subject to all the other provisions of the Plan of Incorporation, including the applicable hedging and pledging restrictions and
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     custody arrangements, to the same extent that the Sold Shares were immediately prior to the Sale. In particular, but without limitation, the Repurchased Shares shall be treated as shares received in connection with the Company's incorporation for all purposes, including but not limited to the hedging and pledging restrictions, and shall be treated as shares issued to the Transferor pursuant to the Incorporation Transactions (as defined in the Custody Agreement, dated as of May 7, 1999 (the "Custody Agreement"), among J.P. Morgan Chase & Co., as successor to The Chase Manhattan Bank, the Company and the PMD Signatories) for the purposes of the Custody Agreement.

4. The Repurchased Shares will be treated as Covered Shares and Voting Covered Shares under the Shareholders' Agreement to the same extent as the Sold Shares were immediately prior to the Sales and, while the Sales will not be deemed to cause a violation of the General Transfer Restrictions imposed by the Shareholders' Agreement, the Repurchased Shares will be subject to the General Transfer Restrictions after completion of the Purchases.

5. Upon the Sale of any Pledged Shares (as defined in the Pledge Agreement, dated as of May 7, 1999, as amended on July 10, 2000 (the "Pledge Agreement")), the Proceeds of such Sale shall be deemed to be Pledged Securities (as defined in the Pledge Agreement), and the Company shall have a perfected first priority security interest and lien on such Proceeds. Upon the Purchase of the Repurchased Shares, 133,333 Repurchased Shares shall be deemed to be the Pledged Securities under the Pledge Agreement and the Company shall have a perfected first priority security interest and lien on such Repurchased Shares. Neither the Sales nor the Purchases of the Repurchased Shares will result in any loss for any period by the Company of the perfection in its first priority security interest in, and lien on, the the Proceeds from the Sales or the Repurchased Shares.

6. This Written Consent shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

Agreed, as of _____________, 2002

                                           __________________________________
                                                    [Name of Transferor]